                                                                     EXHIBIT 2.1

                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                                  dated as of

                                 JUNE 21, 1999

                                     among

                            NETVALUE HOLDINGS, INC.

                                      AND

                           STRATEGICUS PARTNERS INC.

                                      AND

                                 DOUGLAS SPINK

                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


DATED:    As of June 21, 1999

AMONG:    NETVALUE HOLDINGS, INC.
          Two Penn Center Plaza, Suite 605
          Philadelphia, PA  19102                          ("NVH")

AND:      STRATEGICUS PARTNERS INC.
          15455 NW Greenbrier Parkway, #210
          Beaverton, OR  97006                     ("Strategicus")

AND:      DOUGLAS SPINK, solely with respect to Section 11 hereof.

                                    RECITALS
                                    --------

          A. The respective boards of directors of NVH and Strategicus deem it advisable and in the best interests of NVH and Strategicus and their respective shareholders that Strategicus merge with and into NVH (the "Merger") pursuant to this Agreement and the applicable provisions of the laws of the States of Oregon and Delaware.

          B. The respective boards of directors of NVH and Strategicus have approved and adopted this Merger Agreement and Plan of Reorganization ("Agreement") as a plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

          C. At the Effective Time (as defined herein) of the Merger, each of the outstanding shares of common stock of Strategicus shall be converted into shares of common stock and preferred stock of NVH, subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

      1.  Definitions.
          -----------

     The following terms shall be defined as follows:

          1.1 The term "Change of Control" shall mean the occurrence of any one of the following events: (a) any "person" as such term is used in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(other than a subsidiary or other affiliate of NVH), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 50% or more of any class of NVH's issued and outstanding common or preferred stock, which interest in such stock comprises 50% or more of all issued and outstanding voting shares; (b) the majority of NVH's board of directors consists of individuals other than Incumbent

Directors, which term means the members of NVH's Board of Directors on the Effective Time of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by one- half of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or (c) the occurrence of any event which would be required to be reported by NVH pursuant to Items 1 or 2 of Form 8-K under the Exchange Act, which shall be determined without regard to whether NVH is actually required file a Form 8-K in relation to such transaction or event.

          1.2 The term "Closing" or "Closing Date" means June 21, 1999, or such later date as the parties may mutually agree upon in writing.

          1.3 The term "Code" means the Internal Revenue Code of 1986, as amended.

          1.4 The term "Consulting Agreement" means the Consulting Agreement executed by and between NVH and Stephen George and the Consulting Agreement by and between NVH and Darr Aley.

          1.5 The term "Employment Agreement" means the Employment Agreement executed by and between NVH and Douglas Spink and the Employment Agreement by and between NVH and Barry Uphoff.

          1.6 The term "Series A Preferred Stock" means the Series A Preferred Stock of NVH, with the rights and preferences set forth in the Certificate of Designations, Preferences and Rights of Series A Preferred Stock.

          1.7 The term "NVH Subsidiaries" means all corporations, limited liability companies, partnerships or other business entities controlled by NVH or in which fifty percent (50%) or more of the capital stock or equity interest in the company is owned by NVH or its wholly owned subsidiaries.

          1.8 The term "Strategicus Subsidiaries" means all corporations, limited liability companies, partnerships or other business entities controlled by Strategicus or in which fifty percent (50%) or more of the capital stock or equity interest in the company is owned by Strategicus or its wholly owned subsidiaries.

     2.   Merger.
          ------

          2.1  The Merger.
               ----------

          Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2), Strategicus shall be merged with and into NVH, the separate corporate existence of Strategicus shall cease, and NVH will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") in the Merger. The separate corporate existence of NVH and all of its rights, privileges, immunities and franchises and all its duties and liabilities as a corporation organized under Delaware law will continue unaffected by the Merger, and it will succeed to all of Strategicus' rights, assets, liabilities and obligations in accordance with Delaware General Corporation Law.

          2.2  Effective Time.
               --------------

          Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing a Certificate of Merger or other appropriate documents with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of Delaware law and by filing Articles of Merger or other appropriate documents with the Secretary of State of the State of Oregon in such form as required by, and executed in accordance with, the relevant provisions of Oregon law as soon as practicable on or after the Closing Date, but in no event later than forty-five (45) days after the Closing Date, which forty-five (45) day period may be extended by written agreement of the parties. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger and Articles of Merger (the "Effective Time").

          2.3  Closing.
               -------

          The Closing shall take place at a date and time to be mutually agreed upon by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 7 at the offices of Farleigh, Wada & Witt, P.C., 121 S.W. Morrison, Suite 600, Portland, Oregon, unless another time, date or place is agreed to in writing by the parties.

          2.4  Certificate of Incorporation and Bylaws.
               ---------------------------------------

          The Certificate of Incorporation and Bylaws of NVH in effect at the Effective Time shall become the certificate of incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable law.

          2.5  Directors.
               ---------

          At the Effective Time, the board of directors of the Surviving Corporation shall be comprised of Andrew Panzo (Chairman), Douglas Spink, Barry Uphoff, Stephen George and Darr Aley, each to hold office in accordance with the terms of the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

          2.6  Officers.
               --------

          At the Effective Time, the officers of the Surviving Corporation will be Andrew Panzo, Chairman of the Board; Barry Uphoff, President and Chief Executive Officer; Douglas Spink, Chief Technology Officer; and Darr Aley, Executive Vice President - Business Development, each to hold office in accordance with the terms of the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     3.   Conversion of Stock.
          -------------------

          3.1  Conversion of Strategicus Stock.
               -------------------------------

          At the Effective Time, each share of common stock of Strategicus, no par value ("Strategicus Stock"), issued and outstanding immediately prior to the Effective Time (each "Share" and collectively, the "Shares") shall, by virtue of the Merger and without any action on the part of Strategicus or the holder be converted into, and become exchangeable for 2,311,460 validly issued, fully paid and nonassessable shares of Series A Preferred Stock, par value $ .001 per share, of the Surviving Corporation and 7,524,628 validly issued, fully paid and nonassessable shares of common stock, par value $ .001 per share, of the Surviving Corporation (the common stock and Series A Preferred Stock of the Surviving Corporation may be collectively referred to as the "NVH Stock"), subject to the vesting provisions set forth Section 3.2 hereof (collectively, the "Merger Consideration"). Each holder of Strategicus Stock (collectively, the "Strategicus Stockholders" and each a "Strategicus Stockholder") shall be required to surrender his share certificate or certificates to NVH, or its transfer agent, on the Effective Time or as soon as practicable thereafter. NVH shall, in exchange for the Strategicus Stock owned by each of Douglas Spink and Barry Uphoff, issue and deliver to Douglas Spink and Barry Uphoff the entire Merger Consideration to which each is entitled at the Effective Time as set forth herein, including NVH Shares which will vest over the next twenty-four months pursuant to the vesting schedule set forth in Section 3.2. NVH shall, in exchange for the Strategicus Stock owned by each of Darr Aley and Stephen George, issue and deliver to each of Darr Aley and Stephen George the portion of the Merger Consideration as such person's interest in NVH Shares vest pursuant to the vesting schedule set forth in Section 3.2. NVH will deposit with a mutually satisfactory escrow agent thirty (30) stock certificates for equal amounts of NVH Stock representing an aggregate of total shares for each of Darr Aley and Stephen George, and the escrow agent shall deliver a stock certificate to each of Darr Aley and Stephen George within ten (10) days after their ownership interest in the shares represented by such certificate has vested pursuant to the vesting schedule set forth in Section 3.2. Each stock certificate for any shares of NVH Stock which have not vested pursuant to the vesting schedule in Section 3.2 shall contain appropriate restrictive legends regarding the vesting of such NVH Stock and NVH shall instruct its transfer agent to place a stop order on such certificate in accordance with the vesting schedule set forth below.

          3.2  Vesting Schedule.
               ----------------

          Notwithstanding the delivery of the NVH Stock to the Strategicus Stockholders, their ownership of the NVH Stock is subject to the following vesting schedule:

          Strategicus Stockholders       Vesting Schedule
          ------------------------       ----------------

          Douglas Spink                  30% of the NVH Stock shall vest at the
                                         Effective Time, and the remainder of
                                         the NVH Stock shall vest in equal
                                         amounts beginning on the last day of
                                         the month following the Effective Time
                                         and continuing on the last day of each
                                         month thereafter over a period of 24
                                         months;

          Barry Uphoff                   30% of the NVH Stock shall vest at the
                                         Effective Time, and the remainder of
                                         the NVH Stock shall vest in equal
                                         amounts beginning on the last day of
                                         the month following the Effective Time
                                         and continuing on the last day of each
                                         month thereafter over a period of 24
                                         months;

          Darr Aley                      15% of the NVH Stock shall vest at the
                                         Effective Time, and the remainder of
                                         the NVH Stock shall vest in equal
                                         amounts beginning on the last day of
                                         the seventh month after the Effective
                                         Time and continuing on the last day of
                                         each month thereafter over a period of
                                         30 months;

          Stephen George                 15% of the NVH stock shall vest at the
                                         Effective Time, and the remainder of
                                         the NVH Stock shall vest in equal
                                         amounts beginning on the last day of
                                         the seventh month after the Effective
                                         Time and continuing on the last day of
                                         each month thereafter over a period of
                                         30 months.

Upon vesting of each installment of the NVH Stock, each Strategicus Stockholder's ownership of his vested NVH Stock shall be free and clear of all rights, claims, offsets, deductions and liens of NVH.

          If the employment of either of Douglas Spink or Barry Uphoff is terminated pursuant to Sections 6.1 (a) through 6.1 (d) of his respective Employment Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which is not vested as of the date of termination of his employment, and he shall promptly surrender to NVH all share certificates for NVH Stock which has not vested. In the event either of Douglas Spink or Barry Uphoff terminates his employment pursuant to Sections 6.1 (e) or
6.1 (f) of his respective Employment Agreement with NVH, then all NVH Stock to which he is entitled to receive pursuant to this Agreement shall immediately vest as of the date of termination of his employment. If the consulting agreement of either of Stephen George or Darr Aley is terminated pursuant to Section 5 of his respective Consulting Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which had not vested as of the date of termination of his consulting agreement.

          3.3  Registration Rights.
               -------------------

          In the event of a proposed Change of Control of NVH, NVH, at its expense, shall use its best efforts to promptly register (or to cause the entity causing the Change of Control to assume this obligation) the resale of the vested NVH Stock owned by the Strategicus Stockholders (for purposes of this Section 3.3 only, the term "Strategicus Stockholders" shall also include Andrew Panzo) in a public offering of such securities under the Securities Act of 1933 ("Act"). NVH shall give the Strategicus Stockholders written notice (the "Notice") of such registration at least 45 days prior to the effectiveness of the registration statement covering the NVH Stock being offered. Upon the written request of each of the Strategicus Stockholders given to NVH within twenty (20) days after the mailing of such Notice by NVH, NVH shall use its best efforts to cause to be registered under the Act all of the NVH Stock that each Strategicus Stockholder has requested to be registered.

          To effect the registration of the vested NVH Stock, NVH shall, as expeditiously as reasonably possible:

     (a) Prepare and file with the United States Securities and Exchange Commission ("SEC") a registration statement with respect to such NVH Stock and use its best efforts to cause such registration statement to become effective, and, upon the request of the Strategicus Stockholders who own a majority of the vested NVH Stock registered thereunder, keep such registration statement effective for such period of time until each of the Strategicus Stockholders is permitted to sell such holder's NVH Stock pursuant to Rule 144 promulgated under the Act without reference to the volume limitations contained therein.

     (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep the registration statement effective for the period stated in subparagraph (a) above, and to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

     (c) Furnish to each of the Strategicus Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as he may reasonably request in order to facilitate the public sale or other disposition of the NVH Stock owned by him.

     (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Strategicus Stockholders, provided that NVH shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each of the Strategicus Stockholders shall also enter into and perform his obligations under such an agreement.

     (f) Notify the Strategicus Stockholders who own vested NVH Stock covered by such registration statement at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of circumstances then existing.

     (g) Promptly notify the Strategicus Stockholders of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement (or the initiation of any formal proceeding for that purpose) or of the receipt by NVH of any notification with respect to suspension of the qualification of the vested NVH Stock for sale in any jurisdiction (or the initiation of any formal proceeding for that purpose). NVH shall make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement hereunder or any post-effective amendment thereto at the earliest practicable date.

     It shall be a condition precedent to the obligations of NVH to take any action pursuant to this Section 3.3 with respect to the vested NVH Stock of any selling Strategicus Stockholders, that such Strategicus Stockholders shall furnish to NVH such information regarding it, the vested NVH Stock held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Strategicus Stockholder's vested NVH Stock and to execute such documents in connection with such registration as NVH may reasonably request.

      4.  Representations and Warranties of Strategicus.
          ---------------------------------------------

          Except as otherwise set forth or described on Schedule 4 (the "Strategicus Disclosure Schedule"), Strategicus represents and warrants as follows:

          4.1  Corporate Status.
               ----------------

          Strategicus is a corporation duly organized and validly existing under the laws of the State of Oregon, does not have any subsidiaries except for the Strategicus Subsidiaries listed on Schedule 4, and does not own any securities of, or have any proprietary interest in, any other entity. Strategicus, as a result of the character and location of the assets of Strategicus and the nature of the business conducted by it, is qualified to conduct business only in Oregon. Strategicus has full corporate power and corporate authority to own, or hold under lease, its business assets. Strategicus has delivered to NVH accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of Strategicus.

          4.2  Capitalization of Strategicus and its Subsidiaries.
               --------------------------------------------------

          The authorized capital stock of Strategicus consists of one million (1,000,000) shares of common stock and two hundred fifty thousand (250,000) shares of preferred stock, of which two hundred forty thousand (240,000) shares of common stock are issued and outstanding. All of Strategicus' issued and outstanding shares of capital stock have been validly issued and are fully paid and non-assessable and are not subject to any preemptive or other similar rights. Except as set forth in this Section 4.2, there are outstanding (a) no shares of capital stock or other voting securities of Strategicus; (b) no securities of Strategicus convertible into or exchangeable for shares of capital stock or voting securities of Strategicus; and (c) no options, warrants or other rights to acquire from Strategicus, and no obligation of Strategicus to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Strategicus. To Strategicus' knowledge, there are no outstanding obligations of Strategicus to repurchase, redeem or otherwise acquire any Strategicus Stock.

          4.3  Authorization of Strategicus; No Adverse Consequences.
               -----------------------------------------------------

               4.3.1 This Agreement has been duly executed and delivered by Strategicus and constitutes a valid obligation legally binding on Strategicus and is enforceable against Strategicus in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by Strategicus and the consummation of the transactions contemplated hereby by Strategicus do not and will not conflict with, or result in a breach, default, violation or loss of a material benefit under any agreement, mortgage, lease, license or other instrument or obligation of Strategicus in connection with its business operations or any of its material assets; do not and will not require the consent or permission of any person or governmental agency; and do not and will not violate any law, rule or regulation of any agency or governmental body to which Strategicus is subject and that is individually or in the aggregate material to the transactions contemplated hereby. Other than the filing of the Articles of Merger with the Secretary of State of the State of Oregon, no registration, declaration or filing with any governmental or administrative authority is required on the part of Strategicus in connection with the execution, delivery and performance of this Agreement, other than any registration, declaration or filing which is not reasonably anticipated to adversely affect this Merger.

               4.3.2 The Board of Directors of Strategicus has duly and validly approved, and taken all corporate action required to be taken by the Strategicus Board of Directors for the consummation of the Merger and resolved to recommend that the Strategicus Stockholders approve and adopt this Agreement.

          4.4  Liabilities.
               -----------

          Strategicus does not have any liabilities or obligations (absolute, accrued, contingent or otherwise) which are material to Strategicus, except for those which have been previously provided to NVH in due diligence or disclosed in the Strategicus Disclosure Schedule, other than trade payables incurred in the ordinary course of business of Strategicus consistent with past business practices and liabilities incurred in connection with or contemplated by this Agreement.

          4.5  Changes in Business.
               -------------------

          Except as expressly allowed or contemplated by this Agreement or approved by NVH, since June 1, 1999, Strategicus has conducted its business in the ordinary course and there has not occurred:

               (i) Any change, effect or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) or prospects of Strategicus, its business or its assets, or (ii) the operation of the business before or after the Closing Date or the ownership or other use of the property thereafter;

               (ii) Any acquisition, sale or disposition of property or assets by or of Strategicus, except in the ordinary course of business;

               (iii) Any entry into, amendment of, relinquishment, termination or non-renewal by Strategicus of any material agreements, lease transaction, commitment or other right or obligation other than in the ordinary course of business; or

               (iv) Any agreement or arrangement made by Strategicus to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 4.5 untrue or incorrect as of the date hereof.

          4.6  Title to Assets.
               ---------------

          To Strategicus' knowledge, Strategicus has good and valid title to its assets, free and clear of all liens, claims, charges or other encumbrances. There are no agreements, arrangements or understandings restricting or otherwise relating to the transfer of any property or assets of Strategicus.

          4.7  Taxes and Tax Filings.
               ---------------------

          Strategicus has duly and timely filed all tax reports and returns required to have been filed on or before the Closing Date, and such returns as filed are true and correct in all material respects. All federal, state, local and foreign income, receipts, profits, franchise, sales, use, occupation, real and personal property, excise, employment or other taxes (including interest and penalties of Strategicus) required to have been paid on or before the Closing Date, whether or not assessed, have been or shall be fully paid on or prior to the due date thereof, unless an extension has been granted to Strategicus by the appropriate government authority and Strategicus has either paid the taxes due to such government authority or has reserved sufficient funds as of the Closing Date to pay the taxes which will be due. There is no unpaid interest, penalty or addition to tax due or claimed to be due from, or any unpaid tax deficiency, determination or assessment outstanding against Strategicus or any basis therefor known to Strategicus. There are no tax liens on, pending against or, to the best knowledge of Strategicus, threatened against Strategicus or its property. Strategicus has not filed a consent under Section 341(f)(1) of the Internal Revenue Code of 1986, as amended.

          4.8  Intangibles.
               -----------

          Strategicus owns or possesses adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trade names, copyrights, service marks, trade secrets and other proprietary rights and information used or held for use in connection with the business of Strategicus as currently conducted or as contemplated to be conducted, and Strategicus is unaware of any assertion or claim challenging the validity of any of the foregoing. To the best knowledge of Strategicus, the conduct of the business of Strategicus, as heretofore and currently conducted has not and does not conflict in any way with any material license, trademark, trade name, service mark, copyright or patent of any third party. To the best knowledge of Strategicus, there are no infringements of any proprietary rights owned by or licensed by or to Strategicus.

          4.9  Employee Benefit Plans.
               ----------------------

          Listed in Schedule 4 is each profit sharing plan, stock purchase plan, pension plan, severance pay plan or policy, or other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to which Strategicus is a party ("Employee Plan"). Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
Section 501(a) of the Code. Strategicus has furnished to NVH copies of the most recent Internal Revenue Service determination letters, if any, with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. Neither Strategicus nor any of the Strategicus Subsidiaries maintain or administer any "defined benefit plans" for the benefit of their employees. Other than provisions of applicable law, to the best knowledge of Strategicus, no condition exists that would prevent Strategicus from amending or terminating any applicable Employee Plan. Strategicus is not a party to, or in any other manner participates in, any multi-employer pension plan.

          4.10  No Defaults.
                -----------

          Strategicus is not in default, or to Strategicus' knowledge alleged to be in default, under any material agreement, license or obligation relating to its business or its assets, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by Strategicus to any such agreement, license or obligation.

          4.11  License and Permits.
                -------------------

          Strategicus and its employees have all material governmental licenses and permits (federal, state and local) necessary for the conduct of the business as now carried on by Strategicus, and such licenses are in full force and effect. To Strategicus' knowledge, no violations are or have been recorded and Strategicus is not aware of any unrecorded violations in respect of any such licenses or permits of Strategicus. No proceedings are pending or to Strategicus' knowledge threatened concerning the revocation or limitation of any such license or permit of Strategicus.

          4.12  Compliance With Laws.
                --------------------

          Strategicus has complied with all material laws, rules, regulations and orders applicable to the operation of the business conducted by Strategicus. Strategicus is not in violation of any federal, state or local law governing environmental matters, including but not limited to discharge of materials into the environment, noise abatement and other similar matters. Strategicus does not own, lease or otherwise have any obligations with respect to or responsibility for any underground fuel storage tanks or facilities and has not and does not transport or store hazardous or toxic materials. Strategicus has not received notice nor taken any action or failed to take any action which action or failure will or would, in any way, preclude or prevent NVH from using the business assets of Strategicus after the Closing in the same manner as theretofore used by Strategicus. To the best of Strategicus' knowledge, none of the real property leased by Strategicus, or the occupation thereof, is in violation of any material law, building code, zoning or other authority, code or regulation applicable thereto and no notice from any governmental body has been served upon Strategicus claiming any violation of any such law, ordinance, codes or regulation or requiring or calling attention to the need for any work, repair, construction, alteration or installation.

          4.13  Litigation.
                ----------

          There are no material claims, litigation, proceedings or investigations pending or, to the knowledge of Strategicus, threatened against Strategicus. There are no judgments, orders or decrees which have been issued against Strategicus and which remain unpaid in whole or part or to which Strategicus is otherwise subject. No insurance carrier, which has had any such incident reported to it, has made a reservation of rights or denial of coverage with respect to such incident.

          4.14  Brokers.
                -------

          Strategicus has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

          4.15  Material Contracts.
                ------------------

          Strategicus has delivered or otherwise made available to NVH correct and complete copies of all contracts and agreements to which Strategicus is a party or by which any of its properties or assets are bound, that are material to the business, properties or assets of Strategicus (collectively, the "Contracts" and each a "Contract"). Strategicus is not aware of any facts that would lead a reasonable person to believe that a third party intends to cancel its Contract with Strategicus or that a third party is entitled to terminate any such Contract. To Strategicus' knowledge, each Contract is valid and enforceable in accordance with its terms, and there is no default under any Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

          4.16  No Material Misstatements.
                -------------------------

          No representation or warranty by Strategicus contained in this Agreement, or in any Exhibit or Schedule attached hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

      5.  Representations, Warranties and Agreements of NVH.
          -------------------------------------------------

          Except as set forth on Schedule 5 ("NVH Disclosure Schedule"), NVH represents and warrants as follows:

          5.1   Corporate Status.
                ----------------

          NVH is a corporation duly organized and validly existing under the laws of the State of Delaware, does not have any subsidiaries except for the NVH Subsidiaries listed on Schedule 5, and does not own any securities of, or have any proprietary interest in, any other entity. NVH has delivered to Strategicus accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of NVH.

          5.2   Capitalization of NVH and its Subsidiaries.
                ------------------------------------------

          The authorized capital stock of NVH consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 3,500,000 shares have been designated as Series A Preferred Stock. As of the Closing Date, NVH has 9,665,225 shares of common stock which are issued and outstanding; 2,019,852 shares of Series A Preferred Stock which are issued and outstanding; and zero shares of other preferred stock which are issued and outstanding. All of NVH's issued and outstanding shares of stock have been validly issued, are fully paid and non-assessable and are not subject to any preemptive or other similar rights. Except as set forth in the NVH Disclosure Schedule, there are outstanding (a) no shares of capital stock or other voting securities of NVH; (b) no securities of NVH convertible into or exchangeable for shares of capital stock or voting securities of NVH; and (c) no options, warrants or other rights to acquire from NVH, and no obligation of NVH to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of NVH. To NVH's knowledge, there are no outstanding obligations of NVH to repurchase, redeem or otherwise acquire any of its stock.

          5.3  Authorization of NVH; No Adverse Consequences.
               ---------------------------------------------

               5.3.1 This Agreement has been duly executed and delivered by NVH and constitutes a valid obligation legally binding on NVH and is enforceable against NVH in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by NVH and the consummation of the transactions contemplated hereby by NVH do not and will not conflict with, or result in a breach, default, violation or loss of a material benefit under any agreement, mortgage, lease, license or other instrument or obligation of NVH; do not and will not require the consent or permission of any person or governmental agency; and do not and will not violate any law, rule or regulation of any agency or governmental body to which NVH is subject and that is individually or in the aggregate material to the transactions contemplated hereby. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no registration, declaration or filing with any governmental or administrative authority is required on the part of NVH in connection with the execution, delivery and performance of this Agreement, other than any registration, declaration or filing which is not reasonably anticipated to adversely affect this Merger.

               5.3.2 The Board of Directors of NVH has duly and validly approved, and taken all corporate action required to be taken by the NVH Board of Directors for the consummation of the Merger and resolved to recommend that the NVH Stockholders approve and adopt this Agreement.

          5.4  Financial Statements.
               --------------------

               5.4.1 NVH has heretofore delivered to Strategicus the audited consolidated balance sheet and related audited consolidated statement of income and cash flows of NVH dated as of December 31, 1998 and the unaudited consolidated balance sheet and related unaudited consolidated statement of income and cash flows of NVH dated as of December 31, 1998 (all of the financial statements described herein may be referred to as the "NVH Financial Statements"). The NVH Financial Statements accurately present the financial position, results of the operations and the changes in financial position of NVH for the periods indicated; were accurately prepared from the books and records of NVH in accordance with generally accepted accounting policies then in effect;

and have been prepared on a consistent basis with past periods, all subject to year-end adjustment, which adjustment in the aggregate shall not materially affect the results contained therein.

               5.4.2 To NVH's knowledge, it does not have any liabilities or obligations (absolute, accrued, contingent or otherwise) which are material to NVH and which are not disclosed in the NVH Financial Statements or disclosed in the NVH Disclosure Schedule, other than liabilities and obligations incurred since January 1, 1999 and the date hereof in the ordinary course of business of NVH consistent with past business practices and liabilities incurred in connection with or contemplated by this Agreement.

          5.5  Changes in Business.
               -------------------

          Except as expressly allowed or contemplated by this Agreement, since the date of the NVH Financial Statements, NVH has conducted its business in the ordinary course and there has not occurred:

               (i) Any change, effect or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) or prospects of NVH, its business or its assets, or (ii) the operation of the business before or after the Closing Date or the ownership or other use of the property thereafter;

               (ii) Any acquisition, sale or disposition of any material property or assets by or of NVH, except in the ordinary course of business;

               (iii) Any entry into, amendment of, relinquishment, termination or non-renewal by NVH of any material agreements, lease transaction, commitment or other right or obligation other than in the ordinary course of business; or

               (iv) Any agreement or arrangement made by NVH to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 5.5 untrue or incorrect as of the date hereof.

          5.6  Title to Assets.
               ---------------

          To NVH's knowledge, NVH has good and valid title to the assets reflected on the NVH Financial Statements, free and clear of all liens, claims, charges or other encumbrances.

          5.7  Taxes and Tax Filings.
               ---------------------

          Since October 1, 1998, NVH has duly and timely filed all tax reports and returns required to have been filed on or before the Closing Date, and such returns as filed are true and correct in all material respects. All federal, state, local and foreign income, receipts, profits, franchise, sales, use, occupation, real and personal property, excise, employment or other taxes (including interest and penalties of NVH) required to have been paid on or before the Closing Date, whether or not assessed, have been or shall be fully paid on or prior to the due date thereof, unless an extension has been granted to NVH by the appropriate government authority and NVH has either paid the taxes due to such government authority or has reserved sufficient funds as of the Closing Date to pay the taxes which will be due. The accrual for taxes reflected in the most recent balance sheet included in the NVH Financial Statements shall be in the aggregate adequate to cover any and all federal, state, local or foreign tax liabilities (including interest and penalties), whether or not disputed, for which NVH may be liable for the period ended as of the Closing Date and all prior periods. There is no unpaid interest, penalty or addition to tax due or claimed to be due from, or any unpaid tax deficiency, determination or assessment outstanding against NVH or any basis therefor known to NVH. There are no tax liens on, pending against or, to the best knowledge of NVH, threatened against NVH or its property. NVH has not filed a consent under Section 341(f)(1) of the Internal Revenue Code of 1986, as amended.

          5.8  Intangibles.
               -----------

          NVH owns or possesses adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trade names, copyrights, service marks, trade secrets and other proprietary rights and information used or held for use in connection with the business of NVH as currently conducted or as contemplated to be conducted, and NVH is unaware of any assertion or claim challenging the validity of any of the foregoing. To the knowledge of NVH, the conduct of the business of NVH, as heretofore and currently conducted has not and does not conflict in any way with any material license, trademark, trade name, service mark, copyright or patent of any third party. To the knowledge of NVH, there are no infringements of any proprietary rights owned by or licensed by or to NVH.

          5.9  Employee Benefit Plans.
               ----------------------

          Listed in Schedule 5 is each profit sharing plan, stock purchase plan, pension plan, severance pay plan or policy, or other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to which NVH is a party ("NVH Employee Plan"). Each NVH Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
Section 501(a) of the Code. NVH has furnished to Strategicus copies of the most recent Internal Revenue Service determination letters, if any, with respect to each such NVH Employee Plan. Each NVH Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such NVH Employee Plan.

          5.10 No Defaults.
               -----------

          NVH is not in default, or to NVH's knowledge alleged to be in default, under any material agreement, license or obligation relating to its business or its assets, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by NVH to any such agreement, license or obligation.

          5.11 License and Permits.
               -------------------

          NVH and its employees have all material governmental licenses and permits (federal, state and local) necessary for the conduct of the business as now carried on by NVH, and such licenses are in full force and effect. To NVH's knowledge, no violations are or have been recorded and NVH is not aware of any unrecorded violations in respect of any such licenses or permits of NVH. No proceedings are pending or, to NVH's knowledge, threatened concerning the revocation or limitation of any such license or permit of NVH.

          5.12 Compliance With Laws.
               --------------------

          NVH has complied with all material laws, rules, regulations and orders applicable to the operation of the business conducted by NVH. NVH is not in violation of any federal, state or local law governing environmental matters, including but not limited to discharge of materials into the environment, noise abatement and other similar matters. NVH does not own, lease or otherwise have any obligations with respect to or responsibility for any underground fuel storage tanks or facilities and has not and does not transport or store hazardous or toxic materials. To the best of NVH's knowledge, none of the real property leased by NVH, or the occupation thereof, is in violation of any material law, building code, zoning or other authority, code or regulation applicable thereto and no notice from any governmental body has been served upon NVH claiming any violation of any such law, ordinance, codes or regulation or requiring or calling attention to the need for any work, repair, construction, alteration or installation.

          5.13 Litigation.
               ----------

          There are no material claims, litigation, proceedings or investigations pending or, to the knowledge of NVH, threatened against NVH. There are no judgments, orders or decrees which have been issued against NVH and which remain unpaid in whole or part or to which NVH is otherwise subject. No insurance carrier, which has had any such incident reported to it, has made a reservation of rights or denial of coverage with respect to such incident.

          5.14 Brokers.
               -------

          NVH has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

          5.15 Material Contracts.
               ------------------

          NVH has delivered or otherwise made available to Strategicus correct and complete copies of all contracts and agreements to which NVH is a party or by which any of its properties or assets are bound, that are material to the business, properties or assets of NVH (collectively, the "NVH Contracts" and each a "NVH Contract"). NVH is not aware of any facts that would lead a reasonable person to believe that a third party intends to cancel its NVH Contract with NVH or that a third party is entitled to terminate any such NVH Contract. To NVH's knowledge, each NVH Contract is valid and enforceable in accordance with its terms, and there is no default under any NVH Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

          5.16 No Material Misstatements.
               -------------------------

          No representation or warranty by NVH contained in this Agreement, or in any Exhibit or Schedule attached hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.   Covenants of Strategicus and NVH.
          --------------------------------

          Strategicus and NVH hereby covenant and agree that:

          6.1  Conduct of Strategicus and NVH.  From the date hereof until the
               ------------------------------
Effective Time, Strategicus and NVH shall in all material respects conduct their respective businesses in the ordinary and usual course consistent with past practices, that Strategicus and NVH will use all reasonable efforts to maintain and preserve their respective business organization, business prospects, employees and advantageous business relationships. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of the other party, each agrees that it will not, except as otherwise contemplated in this Agreement or to the extent necessary to carry out the terms hereof:

               6.1.1 Except as set forth in Schedule 6.1.1 or in the ordinary and usual course of business consistent with past practice, permit or allow any material assets (whether real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, or sell, transfer or otherwise dispose of any of its material assets;

               6.1.2 Except as contemplated by this Agreement, adopt or propose any change in its Articles of Incorporation or Bylaws;

               6.1.3 Grant any increase in the base compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted, or grant any severance or termination pay (other than for severance pay in amounts consistent with the party's established severance pay practices), or enter into or vary the terms of any compensation plan, arrangement or agreement with any such person;

               6.1.4 Except as set forth in Schedule 6.1.4, issue any securities, or alter the terms of any outstanding securities, or declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property or otherwise) in respect of any securities, or redeem, purchase or otherwise acquire any securities, any securities convertible into or exchangeable for any securities or, except as otherwise contemplated by this Agreement, any options, warrants or other rights to purchase or subscribe to any of the foregoing;

               6.1.5 Sell, transfer, license, sublicense or otherwise dispose of, nor permit to lapse any rights in, to or for the use of, any of its material assets, including its intellectual property, and will not pay any dividend or make any other distribution to holders of its capital stock;

               6.1.6 Make any capital expenditure or commitment in excess of $50,000 for additions to property, plant or equipment, or lease or agree to lease any assets which, if purchased, would be reflected in the property, plant or equipment accounts, except pursuant to existing agreements expressly providing for such as set forth in such party's disclosure schedule; or

               6.1.7 Incur any material obligation, indebtedness or liability, including without limitation any liability for nonperformance or termination of any contract, or in any way increase its indebtedness for borrowed money.

          6.2  Access to Information.  From the date hereof until the Closing
               ---------------------
Date, each party will give the other party and its respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records and furnish such financial and operating data and all other information with respect to its business as such persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate in the investigation of the business of the other party and in the planning for the combination of the business of the parties following the consummation of the Merger.

          6.3  Approval of Shareholders.  Each party shall take all action
               ------------------------
necessary in accordance with applicable law and its Certificate of Incorporation or Articles of Incorporation and Bylaws to obtain the approval of its shareholders for the adoption of this Agreement, and to consider and approve such other matters as may be necessary to effectuate the transactions provided for herein.

          6.4  Advice of Changes.  Each party will promptly advise the other
               -----------------
party in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event) and (b) of any material adverse change in the business condition of the party and its subsidiaries, taken as a whole.

          6.5  Regulatory Approvals.  Each party shall execute and file, or join
               --------------------
in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party shall use its reasonable best efforts to obtain all such authorizations, approvals and consents.

          6.6  Necessary Consents.  Each party will use its reasonable best
               ------------------
efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow it to carry on its business after the Closing Date.

          6.7  Actions Contrary to Stated Intent.  No party hereto will, either
               ---------------------------------
before or after the Merger, take any action that would prevent the Merger from qualifying as a reorganization under Section 368(1)(A) of the Code.

          6.8  Public Announcements.  The timing and content of all
               --------------------
announcements regarding any aspect of the Merger to the financial community, government agencies, or the public generally shall be mutually agreed upon in advance (unless NVH is advised by its counsel that any such announcement or other disclosure not mutually agreed upon in advance following good faith effort to secure such agreement is required to be made by law or applicable regulation or rule).

          6.9  Satisfaction of Conditions Precedent.  Each party will use its
               ------------------------------------
reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 7, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          6.10 No Solicitation.  Unless this Agreement has been terminated
               ---------------
pursuant to Section 8 hereof, neither Strategicus nor NVH shall, for a period of thirty (30) days from the date of this Agreement, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving Strategicus, NVH, or any of the Strategicus Subsidiaries or NVH Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any third party concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal. Strategicus and NVH each agree not to release any third party from, or waive any proposal of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless their respective board of directors determines in good faith after consultation with outside legal counsel that such action is necessary for such board of directors to comply with its fiduciary duties to stockholders under applicable law. The parties to this Agreement hereby agree that each shall notify the other immediately after receipt by it (or its advisors) of any Acquisition Proposal or for access to the properties, books or records of their respective corporations by any person or entity that informs them that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions or such proposal, inquiry or contact. Strategicus and NVH shall continue to keep each other informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

     7.   Conditions to the Merger.
          ------------------------

          7.1  Conditions to Obligations of NVH.  The obligations of NVH
               --------------------------------
hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by NVH, but only in a writing signed by NVH):

               7.1.1    Accuracy of Representations and Warranties and
                        ----------------------------------------------
Compliance with Covenants. The representations and warranties of Strategicus
-------------------------
contained in Section 4 shall be true and accurate in all material respects on and as of the Closing Date and Strategicus shall have performed and complied with all of its covenants contained in Section 6 in all material respects on or before the Closing Date.

               7.1.2    No Material Adverse Change.  There shall have been no
                        --------------------------
material adverse change in the financial condition of Strategicus since June 1, 1999.

               7.1.3    Consents.  All written consents, assignments, waivers or
                        --------
authorizations that are required for the consummation of the Merger or for the continuation in full force and effect of any material contracts or leases of Strategicus shall have been obtained, except where the failure to obtain such consents would not, individually or in the aggregate, have a material adverse effect on Strategicus.

               7.1.4    Employment Agreements. NVH shall have entered into
                        ---------------------
mutually acceptable Employment Agreements to be effective as of the Effective Time with Douglas Spink and Barry Uphoff.

               7.1.5    Consulting Agreements. NVH shall have entered into
                        ---------------------
mutually acceptable Consulting Agreements to be effective as of the Effective Time with Darr Aley and Stephen George.

               7.1.6     Fairness Opinion.  NVH shall be satisfied, in its sole
                         ----------------
discretion, with a fairness opinion regarding the terms of the Merger issued by a reputable investment banking firm of its choice.

          7.2  Conditions to Obligations of Strategicus.  The obligations of
               ----------------------------------------
Strategicus hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Strategicus, but only in a writing signed by Strategicus):

               7.2.1    Accuracy of Representations and Warranties and
                        ----------------------------------------------
Compliance with Covenants. The representations and warranties of NVH contained
-------------------------
in Section 5 shall be true and accurate in all material respects on and as of the Closing Date and NVH shall have performed and complied with all of its covenants contained in Section 6 in all material respects on or before the Closing Date.

               7.2.2    No Material Adverse Change.  There shall have been no
                        --------------------------
material adverse change in the financial condition of NVH since the most recent NVH Financial Statements.

               7.2.3    Employment Agreements. NVH shall have entered into
                        ---------------------
mutually acceptable Employment Agreements to be effective as of the Effective Time with Douglas Spink and Barry Uphoff.

               7.2.4    Consulting Agreements. NVH shall have entered into
                        ---------------------
mutually acceptable Consulting Agreements to be effective as of the Effective Time with Darr Aley and Stephen George.

               7.2.5    Appointment of Officers.  The board of directors of NVH
                        -----------------------
shall have appointed the officers set forth in Section 2.6, effective as of the Effective Time.

               7.2.6    Election of Directors.  The shareholders or board of
                        ---------------------
directors of NVH, as applicable, shall have elected or appointed the individuals listed in Section 2.5 to serve on the board of directors of NVH, effective as of the Effective Time.

          7.3  Conditions to Obligations of Each Party.  The respective
               ---------------------------------------
obligations of NVH and Strategicus hereunder are subject to the fulfillment, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

               7.3.1    Tax-Free Reorganization. Neither party shall have
                        -----------------------
received from their respective tax advisors an opinion that the Merger will not constitute a tax-free reorganization within the meaning of Section 368 of the Code, such opinion to be in the form and substance reasonably satisfactory to the receiving party.

               7.3.2    Illegality or Legal Constraint.  No statute, rule,
                        ------------------------------
regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Merger (each party agreeing to use its reasonable best efforts to have any such order, decree or injunction lifted).

               7.3.3    Governmental Authorizations. Except for the filing of
                        ---------------------------
the Certificate of Merger with the Secretary of State of the State of Delaware, there shall have been obtained any and all governmental authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, except where the failure to obtain such authorizations would not, individually or in the aggregate, result in a material adverse effect for either party.

               7.3.4    Satisfaction of Counsel.  All documents executed by the
                        -----------------------
parties hereto shall be reasonably satisfactory to each of the parties hereto and its counsel.

     8.   Termination of Agreement.
          ------------------------

          8.1  Termination.  This Agreement may be terminated at any time prior
               -----------
to the Effective Time, whether before or after approval by the shareholders of
Strategicus:

               8.1.1 By mutual consent of the boards of directors of NVH and Strategicus;

               8.1.2 By NVH, if (i) there has been a material breach by Strategicus of any of its representations and warranties hereunder, or (ii) there has been the willful breach on the part of Strategicus of any of its covenants or agreements contained in this Agreement such that in both case (i) and (ii), such breach has not been cured within ten (10) business days after notice (in reasonable detail) to Strategicus;

               8.1.3 By Strategicus, if (i) there has been a material breach by NVH of any of its representations and warranties hereunder, or (ii) there has been the willful breach on the part of NVH of any of its covenants or agreements contained in this Agreement such that in both case (i) and (ii), such breach has not been promptly cured within ten (10) business days after notice (in reasonable detail) to NVH; or

          8.2  Effect of Termination.  In the event of termination of this
               ---------------------
Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of either NVH or Strategicus, or their respective officers or directors hereunder, except that the agreements contained or referred to in Section 11.12 and this Section 8.2 shall survive the termination hereof; and except that nothing contained in this Section 8.2 shall relieve any party from any liability for any breach of this Agreement.

     9.   Expenses.
          --------

          Strategicus and NVH shall each pay all of their own respective expenses incurred by or on behalf of each of them in connection with this Agreement and the transactions contemplated hereunder, including, but not limited to, all due diligence, legal and accounting expenses; provided, however, that upon execution of this Agreement, NVH shall advance or reimburse and pay the legal, accounting and other expenses incurred or to be incurred by Strategicus or its officers in connection with this Merger, subject to a maximum total amount of $50,000.

     10.  Nature of Statements and Survival of Representations, Warranties And
          --------------------------------------------------------------------
Agreements.
----------

          All statements of fact and only those statements of facts contained in any written statement, certificate, exhibit, schedule or other document delivered by or on behalf of the parties pursuant hereto or in connection with the consummation of the transactions contemplated hereby are deemed representations and warranties made hereunder. All covenants and agreements made by the parties hereunder shall survive the Closing Date, the Effective Time, and the Merger. All representations and warranties made by the parties hereunder shall survive the Closing Date, the Effective Time, and the Merger for a period of twelve (12) months from the Effective Time.

     11.  Indemnification By Douglas Spink.
          --------------------------------

          11.1  Indemnification.  Douglas Spink agrees to indemnify and hold
                ---------------
harmless NVH, from and against, and to reimburse NVH with respect to, any and all losses, damages, liabilities, costs and expenses incurred by NVH by reason of or arising out of any material breach or inaccuracy of any representation or warranty made by Strategicus in this Agreement and the Strategicus Disclosure Schedule. Any claim for indemnification by NVH pursuant to this Section 11.1 shall hereinafter be referred to as an "NVH Claim."

          11.2  Survivability.  In order for NVH to be entitled to
                -------------
indemnification for an NVH Claim as provided for in Section 11.1, NVH shall commence its lawsuit against Douglas Spink for recovery of the NVH Claim within twelve (12) months after the Effective Time or shall be barred from seeking indemnification from Douglas Spink.

          11.3  Claim Basket and Liability Limit.  Douglas Spink's obligations
                --------------------------------
with respect to indemnity pursuant to this Section 11 shall be limited to the extent that the aggregate of the NVH Claim(s) must first exceed One Hundred Thousand Dollars ($100,000) ("Claim Basket") and then Douglas Spink's indemnification obligations shall be only for the amounts in excess of the Claim Basket. In no event shall the total liability of Douglas Spink for all NVH Claims exceed the value of the vested NVH Stock which he receives in this Merger ("Liability Limit"). Douglas Spink may pay his indemnification obligation by transferring his vested shares of NVH Stock (based upon its market value on the date of the transfer) or such portion thereof as may be necessary to satisfy the NVH Claim on the date of transfer, and in that event, he shall have no further liability under this Section 11 to indemnify NVH, even if NVH has obtained or will obtain a judgment on an NVH Claim.

          11.4  Notice; Tendering Defense to Douglas Spink.  Douglas Spink's
                ------------------------------------------
obligation to indemnify and reimburse NVH hereunder is also subject to prior written thirty (30) day notice by NVH of an NVH Claim, unless the NVH Claim involves litigation, in which case NVH shall provide Douglas Spink with notice of such litigation within twenty (20) days after receipt of such complaint by NVH; provided, however, that Douglas Spink shall have the right to defend any NVH Claim made by a third party and Douglas Spink shall have the right to control the defense, settlement or compromise of such NVH Claim and NVH shall have the right to be kept currently informed and to reasonably participate in all aspects of such litigation to the extent deemed necessary to protect NVH's interest, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such an NVH Claim) exceed the Liability Limit, as such term is defined in Section 11.3, in which case the party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation.

     12.  Miscellaneous.
          -------------

          12.1  Notices.
                -------

          Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served personally or sent by facsimile, if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested or if sent by a nationally recognized overnight courier. If such notice, demand or other communication is served personally, or by facsimile (with verbal verification of complete receipt), service shall be conclusively deemed made at the time of such personal service or facsimile transmission. If such notice, demand or other communication is given by an overnight courier service, service shall be conclusively deemed made on the date of delivery by such courier. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

     If to NVH:               netValue Holdings, Inc.
                              Two Penn Center Plaza, Suite 605
                              Philadelphia, PA 19102
                              Attn: Andrew Panzo
                              Facsimile: (215) 564-3133

     With a copy to:          Michael C. Forman
                              Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                              1401 Walnut Street
                              Philadelphia, PA 19102
                              Facsimile: (215) 568-6603

     If to Strategicus:       Strategicus Partners Inc.
                              15455 NW Greenbrier Parkway, #210
                              Beaverton, OR 97006
                              Attn: Douglas B. Spink
                              Facsimile: (800) 893-8895

     With a copy to:          Mark R. Wada
                              Farleigh, Wada & Witt, P.C.
                              121 S.W. Morrison Street, Suite 600
                              Portland, Oregon 97204
                              Facsimile: (503) 228-1741

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.

          12.2  Modifications or Amendments.
                ---------------------------

          No amendment, change or modification of this document shall be valid unless in writing and signed by all parties hereto.

          12.3  Waiver.
                ------

          No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. All waivers must be in writing and signed by the party waiving compliance.

          12.4  Knowledge of Parties.
                --------------------

          Where any representation or warranty contained in this Agreement is expressly qualified by a reference to knowledge, information and/or belief of the party making such representation and warranty, such party shall have made reasonable inquiry as to the matters that are the subject of such representations and warranties.

          12.5  Successors and Assigns.
                ----------------------

          All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          12.6  Separate Counterparts.
                ---------------------

          This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

          12.7  Further Assurances.
                ------------------

          Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

          12.8  Applicable Law and Severability.
                -------------------------------

          This document shall, in all respects, be governed by and construed in accordance with the laws of the State of Delaware. If any provisions of this Agreement are found to be unenforceable or invalid, the remaining provisions shall nevertheless be enforceable. If feasible, the term or provision which is found to be unenforceable or invalid shall be deemed to be modified or limited to the extent necessary to be valid and enforceable.

          12.9  Attorneys' Fees and Costs.
                -------------------------

          In the event any action or arbitration proceeding is instituted by a party hereto to enforce any of the terms or provisions hereof, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to such reasonable fees, costs and expenses in any arbitration proceeding, at trial, on appeal and in connection with any review.

          12.10 Captions.
                --------

          Any captions to the sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement and shall not be used for the determination of the validity of this Agreement or any provision therefor.

          12.11 Entire Agreement.
                ----------------

          This document, together with any exhibits, schedules or documents referenced herein, attached hereto, or delivered and initialed by the parties in connection herewith, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement.

          12.12 Confidentiality.
                ---------------

          The parties agree that no party shall disclose the existence of and all economic and other terms of this Agreement for any purpose, without the prior written consent of the other parties, unless such disclosure is required by law, court order, rule or regulation or is being made to management advisors, any investor or lender (including their respective counsel and advisors) of

Strategicus or NVH, in which case, prior to such disclosure, such investor or lender shall agree to abide by the provisions of this Section 12.12.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NVH:                                         NETVALUE HOLDINGS, INC.


                                             By: /s/ Andrew P. Panzo
                                                 -------------------------------
                                             Title: President
                                                    ----------------------------

STRATEGICUS:                                 STRATEGICUS PARTNERS INC.


                                             By: /s/ Douglas B. Spink
                                                 -------------------------------
                                             Title: President
                                                    ----------------------------

     By signing below, Douglas Spink agrees to be bound only by the term and conditions set forth in Section 11 of this Agreement.

DOUGLAS SPINK:                               /s/ Douglas Spink
                                             -----------------------------------
                                             Douglas Spink

                                   SCHEDULE 4
                                       TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                        Strategicus Disclosure Schedule
                        -------------------------------

4.1 metacat.com, Inc. is a subsidiary of Strategicus, which owns 92.5% of the preferred stock of metacat.com, Inc., taking into consideration options which have been granted to employees.

4.2 Darr Aley and Stephen George have executed agreements for payment of the sum of $50,000 each as the balance of consideration due for purchase of their stock in Strategicus.

4.4 Loan Agreement, Promissory Note and Security Agreement evidencing a loan from NVH in the original principal sum of $2,000,000.

     Promissory Note evidencing a loan from Douglas Spink in the original principal sum of $30,000.

     Strategicus has signed letters of intent for investments in AsiaCD, Inc. And College411.com, Inc., which have been provided to NVH. Strategicus has also discussed potential investments with other parties.

                                   SCHEDULE 5
                                       TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                            NVH Disclosure Schedule
                            -----------------------

                                  SCHEDULE 5.1
                                       TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                                Corporate Status
                                ----------------

     NVH currently owns approximately 66% of the issued and outstanding common stock and 100% of the issued and outstanding Series A Preferred Stock of BrightStreet.com, Inc. ("BrightStreet").

                                  SCHEDULE 5.2
                                       TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                                 Capitalization
                                 --------------

     NVH currently has issued and outstanding the following convertible securities:

1. Convertible promissory notes in the aggregate principal amount of approximately $3,200,354 which have a conversion price of $2.00 per share.

2. Warrants to purchase an aggregate total of 272,876 shares of the Company's common stock at an exercise price of $6.00 per share.

3. Convertible promissory notes in the aggregate principal amount of approximately $1,642,500 which have a conversion price of $2.00 per share.

4. Warrants to purchase an aggregate total of 402,500 shares of BrightStreet common stock which are exercisable at a price per share equal to the lesser of
(i) $4.00 or (ii) the price per share at which BrightStreet's common stock is offered to the public in an initial public offering, if any. Based on the share exchange ratio in the anticipated merger of NVH and BrightStreet, subsequent to the merger the holders of these warrants will be entitled to purchase an aggregate total of 100,625 shares of NVH's common stock at an exercise price equal to the lesser of (i) $16.00 or (ii) four times the price per share at which NVH's common stock is offered to the public in NVH's first public offering of securities subsequent to the consummation of the merger of NVH and BrightStreet, if any.

5. In connection with the formation of BrightStreet, BrightStreet issued warrants to purchase 500,000 shares of BrightStreet common stock to APP Investments, Inc. ("APP"). These warrants were initially exercisable at a price of $6.00 per share. Due to the application of certain antidilution provisions of this warrant, APP is presently entitled to purchase 1,060,222 shares of BrightStreet common stock at an exercise price of [$1.25] per share. As of the date of this memorandum, none of these warrants have been exercised. Based on the share exchange ratio in the anticipated merger of NVH and BrightStreet, subsequent to the merger APP will be entitled to purchase an aggregate total of 265,056 shares of the Company's common stock at an exercise price of [$5.00] per share. The BrightStreet board of directors may further reduce the exercise price of these warrants.

6. In connection with a Rule 506 offering of convertible debentures, NVH issued convertible debentures in the aggregate principal amount of approximately $4,415,000 which have a conversion price of $2.50 per share. Also in connection with this offering, NVH is obligated to issue warrants to purchase 125,000 shares of common stock to Silver Capital at an exercise price of $2.50 per share. These warrants will be exercisable for a period of three years from the date of grant. Also in connection with this offering, NVH will issue warrants to purchase 100,000 shares of common stock to five brokers who assisted NVH in selling this offering. The warrants will have an exercise price of $5.00 per share and will be exercisable for a period of three years from the date of grant.

7. In connection with the issuance of a convertible promissory note in the principal amount of $900,000 (the "Founders Note") to Founders Equity Group, Inc. ("Founders"), NVH issued Founders a warrant to purchase 90,000 shares of NVH's common stock at an exercise price of $2.50 per share and a warrant to purchase 90,000 shares of NVH's common stock at an exercise price of $5.00 per share. These warrants are exercisable at any time prior to February 28, 2002.

8. NVH has issued options to purchase 600,000 shares of NVH common stock at an exercise price of [$1.00] per share to Andrew Panzo, Chairman of NVH's Board of Directors. 30% of these options vested immediately upon grant and the remaining options will vest ratably over the next 24 months.

                                 SCHEDULE 5.4.2
                                       TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                           Other Material Liabilities
                           --------------------------

     A portion of the convertible promissory notes described in Schedule 5.2 were issued during the second quarter of 1999. Accordingly, the related liability is not recorded in the NVH Financial Statements.

                                  SCHEDULE 5.5
                                       TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                              Changes in Business
                              -------------------

     NVH is contemplating a spinoff of BrightStreet whereby it proposes to sell substantially all of its assets in BrightStreet to a newly formed corporation, a significant majority of the common stock of which will initially be owned by NVH with the remainder of the common stock initially owned by BrightStreet management.

     On August 31, 1998, NVH entered into a letter of intent with BrightStreet regarding he merger of NVH and BrightStreet. NVH plans to consummate this merger in 1999. In connection with the consummation of this merger, the BrightStreet stockholders will have appraisal rights under Delaware law. If any BrightStreet stockholders elect to exercise their appraisal rights, then NVH will be obligated to pay such BrightStreet stockholders the fair value of their shares of BrightStreet common stock as determined by the Delaware Court of Chancery.

                                 SCHEDULE 5.7
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                             Taxes and Tax Filings
                             ---------------------

     The 1998 federal and state tax returns are the first tax returns which the current management of NVH is responsible for filing with the respective taxing authorities. These returns will not be due on or before the Closing Date. In all periods prior to June 1998, NVH was a dormant public shell company. NVH's current management does not believe that tax returns were filed for 1992 through 1997. However, NVH is not aware of any taxable income earned by the corporation that would be reportable during those periods.

                                 SCHEDULE 5.10
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                                   Defaults
                                   --------

     In connection with the proposed spinoff of BrightStreet, NVH will assume certain liabilities of BrightStreet pursuant to certain leases and contracts which are currently in default.

                                 SCHEDULE 5.15
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


                              Material Contracts
                              ------------------

     NVH is contemplating a spinoff of BrightStreet whereby it proposes to sell substantially all of its assets in BrightStreet to a newly formed corporation, a significant majority of the common stock of which will initially be owned by NVH with the remainder of the common stock initially owned by BrightStreet management. NVH contemplates entering into an agreement regarding this transaction prior to the Effective Date.

                                SCHEDULE 6.1.1
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                       Proposed Sale of Material Assets
                       --------------------------------

     NVH is contemplating a spinoff of BrightStreet whereby it proposes to sell substantially all of its assets in BrightStreet to a newly formed corporation, a significant majority of the common stock of which will initially be owned by NVH with the remainder of the common stock initially owned by BrightStreet management. NVH contemplates entering into an agreement regarding this transaction prior to the Effective Date.

                                SCHEDULE 6.1.2
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                  Amendments to Certificate of Incorporation
                  ------------------------------------------

     NVH may amend its Certificate of Incorporation to increase its authorized capital stock in conjunction with the Merger.

                                SCHEDULE 6.1.3
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                    Increase in Officer's Base Compensation
                    ---------------------------------------

     Andrew Panzo's annual compensation will be increased to $150,000 per year in connection with this Merger.

                                SCHEDULE 6.1.4
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                            Issuance of Securities
                            ----------------------

     NVH will continue to issue convertible promissory notes in connection with a private placement offering which it is conducting pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended.

                                SCHEDULE 6.1.7
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                                 Indebtedness
                                 ------------

     NVH will continue to issue convertible promissory notes in connection with a private placement offering which it is conducting pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended.

                                 SCHEDULE 6.10
                                 -------------

                          Sale of Substantial Assets
                          --------------------------

     See Schedule 5.5.